Exhibit 99.1





MARSHALL & WEBER, CPA's, P.L.C.    Marshall & Weber, CPA's P.L.C.   480.443.0500
                                   14455 North Hayden Rd., Ste 201  480.443.9201
                                   Scottsdale, Arizona 85260-6948     marshall-
                                                                       weber.com





March 28, 2001



Jerry Washburn
OneSource Technologies, Inc.
7419 East Helm Drive
Scottsdale, Arizona  85260


Dear Mr.  Washburn:

Due to the timing of the closing of the Company's accounting records, we will be unable to complete our audit of the consolidated financial statements of OneSource Technologies, Inc. as of and for the year ended December 31, 2000 by March 31, 2001 without unreasonable effort or expense to the Company.


Sincerely,

/s/ Mark E.  Weber

Mark E.  Weber